Exhibit 16.1

[ERNST & YOUNG LLP LETTERHEAD]

April 16, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 16, 2026, of FTAI Infrastructure Inc. and are in agreement with the statements contained in the third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP